Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D filed on March 24, 2008 (including amendments thereto) with respect to the Common Stock of Diomed Holdings, Inc.  This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated:  March 24, 2008

PORTSIDE GROWTH AND OPPORTUNITY FUND		RAMIUS LLC.
		By:	C4S & Co., L.L.C., as managing member
By:	Ramius LLC, its investment advisor
C4S & Co., L.L.C.

By:	/s/ Jeffrey M. Solomon
	Name:	Jeffrey M. Solomon
	Title:	Authorized Signatory

/s/ Jeffrey M. Solomon
JEFFREY M. SOLOMON

Individually and as attorney-in-fact for Peter A. Cohen, Morgan B. Stark and Thomas W. Strauss